Certain portions of this Exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K

Certain portions of this Exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K

Amendment No. 4
to the Contract between
EchoStar XXIV L.L.C. and Maxar Space LLC
for the Jupiter 3 Satellite Program

This Amendment No. 4 ("Amendment No. 4") to the Contract between EchoStar XXIV L.L.C. (hereinafter referred as "EchoStar" or the "Purchaser") and Maxar Space LLC (hereinafter referred as "Maxar" or the "Contractor"), dated April 19, 2017, and that certain Amendment No. 1 made as of October 1, 2018, that certain Amendment No. 2 made as of November 16, 2022 and that certain Amendment No. 3 made as of March 24, 2023 (collectively referred to hereinafter as the "Contract") is made as of June 9, 2023 (the "Amendment No. 4 Effective Date") by and between EchoStar and Maxar (collectively, the "Parties"). Capitalized terms used but not defined in this Amendment No. 4 have the meanings given to them in the Contract.

WHEREAS, EchoStar requests Maxar to load additional Xenon on the Satellite beyond the amount required to support the Satellite On-Station Life; and

WHEREAS [redacted] and

WHEREAS [redacted]

WHEREAS, notwithstanding [redacted] the Parties now desire to amend the Contract as further set forth below to, among other things, modify the amount of Xenon propellant loaded onto the Satellite;

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements contained in this Amendment No. 4, the Parties agree to amend the Contract as follows:

1. **Additional Xenon Propellant.**

1.1. Contractor agrees to load the Satellite propellant tanks with a total of four hundred seventy kilograms (470kg), plus or minus [redacted] of Xenon propellant (the "Full Amount of Xenon") in accordance with the terms of the Contract and the Statement of Work. For clarity, three hundred forty-nine kilograms (349kg) of such Xenon propellant supports the Satellite On-Station Life and one hundred twenty-one kilograms (121kg) (the "Additional Xenon") supports operations of the Satellite beyond that required to support the Satellite On-Station Life.

1.2. Notwithstanding the Additional Xenon propellant loaded into the Satellite, Contractor and Purchaser both agree and acknowledge that the Satellite On-Station Life, as specified in Sections 2.2.2 and 2.7 Exhibit B, shall remain fifteen (15) years and Satellite Design Life, as specified in Section 2.7 of Exhibit B, shall remain eighteen (18) years.

1.3. The total price to be paid by Purchaser to Contractor for the Additional Xenon loaded onto the Satellite shall be [redacted] (the "Xenon Price"). Contractor hereby represents that [redacted] The Xenon Price is not subject to any

escalation or to any adjustment or revision. The Xenon Price stated above includes all fees, charges, expenses, costs and other amounts payable by Purchaser to Contractor for the Additional Xenon. The Xenon Price also includes, and Contractor shall pay, and shall indemnify, defend and hold harmless Purchaser, its Affiliates and its and their directors, officers, employees, shareholders (excluding claims for diminution in share value) and agents from and against, all applicable taxes, duties and similar liabilities whatsoever imposed by any governmental entity in connection with the Additional Xenon.

1.4. Payment of the Xenon Price shall be paid in full by Purchaser no later than [redacted] (the "Xenon Payment Date"). Contractor shall submit an invoice for payment of the Xenon Price to Purchaser on the Amendment No. 4 Effective Date. Contractor shall have no obligation to load the Additional Xenon if the Xenon Price is not paid in full to Contractor by Purchaser by the Xenon Payment Date.

2. **Liquidated Damages.**

2.1. In the event that the Full Amount of Xenon is loaded on the Satellite at the Launch Site, Article 14.2 shall be deleted in its entirety and replaced with the following:

[redacted]

2.2. In the event that the Full Amount of Xenon is loaded on the Satellite prior to Delivery of the Satellite, Article 14.3 shall be deleted in its entirety and replaced with the following:

"In addition to any amounts owed pursuant to Articles 14.1 and 14.2, in the event that Delivery of the Satellite does not occur on or before July 2, 2023, such date to be tolled for the duration of (a) a Force Majeure event (as limited by Article 23), or (b) any delay due to a cause or causes attributable to Purchaser, then Contractor shall pay Purchaser, as liquidated damages, the Payment Amounts set forth in the second column of the table below, [redacted] until the date Delivery occurs:

Period	Payment	Payment Date
July 3 – August 2, 2023	$8,000,000	[redacted]
August 3 – September 2, 2023	$8,000,000	[redacted]
September 3 – October 2, 2023	$8,000,000	[redacted]
October 3 – November 2, 2023	$10,000,000	[redacted]
November 3 – December 2,	$10,000,000	[redacted]

If Delivery of the Satellite does not occur on or before December 2, 2023 (such date to be tolled for the duration of (a) a Force Majeure event (as limited by Article 23), or (b) any delay due to a cause or causes attributable to Purchaser), then Contractor shall pay Purchaser, as liquidated damages, the amount of $10,000,000 per month due and payable [redacted] until the earlier of (a) the date Delivery occurs or (b) the Contract is otherwise terminated in accordance with the provisions of the Contract.

The amounts payable pursuant to this Article 14.3 shall be pro-rated on a daily basis in the event Delivery occurs on a date other than [redacted] By way of example, if Delivery occurs on [redacted] then Maxar would be obligated to pay [redacted] on [redacted]

The liquidated damages set forth in this Article 14.3 shall be Purchaser's sole remedy and compensation for Contractor delays with respect to Delivery of the Satellite on or after [redacted] caused by Contractor, except as set forth in Articles 14.1 and 14.2 and for delays caused by Contractor's willful misconduct or Gross Negligence; provided, however, Purchaser retains all rights and remedies under Articles 15.3, 21, 22 and 23, as well as all of its rights with respect to warranties under Article 16.2.1. Contractor hereby waives, to the extent permitted by applicable law, any defense as to the validity of any liquidated damages in this Contract on the grounds that such liquidated damages are void as penalties. Notwithstanding the foregoing, Contractor's liability shall be subject to the limitation of liability set forth in Article 31. Any payments due to Purchaser hereunder shall be paid on [redacted] without demand from Purchaser."

3. **Termination for Default by Contractor**. In the event that the Full Amount of Xenon is loaded on the Satellite prior to Delivery of the Satellite, the first sentence of Article 22.1 of the Contract shall be deleted in its entirety and replaced with the following:

"Subject to Article 22.4, and other than as a result of (a) a Force Majeure event, or (b) any cause or causes Attributable to Purchaser, if: (i) the Satellite is not Delivered prior to January 3, 2024; [redacted] (iii) Contractor fails to prosecute the Work hereunder or to perform any other material provision of this Contract, thereby endangering performance of this Contract within the time period set forth in Subsection (i) or Subsection (ii) above, and in the case of items (ii) through (iii) above only, Contractor does not cure, or provide a cure plan and make substantial progress towards curing, such failure within [redacted] days (or such longer period as may be agreed to in writing by Purchaser) after receipt from Purchaser of written notice of such failure, Purchaser may terminate this Contract in whole or in part by written notice to Contractor.

4. **Binding Effect; Conflicts**. Except as expressly amended by this Amendment No. 4, all terms, conditions, obligations and covenants of the Contract shall remain and continue in full force and effect, without any change whatsoever, and Contractor and Purchaser hereby ratify and confirm the Contract,

as amended. In the event of a conflict between this Amendment No. 4 and the Contract, this Amendment No. 4 shall prevail. This Amendment No. 4 will be binding upon, and inure to the benefits of, the heirs, personal representatives, successors and assigns of the Parties.

5. **Counterparts**. This Amendment No. 4 may be executed in one or more counterparts, each of which, when executed, shall be deemed an original and all of which taken together will constitute one and the same instrument. Execution of this Amendment No. 4 by facsimile or electronically scanned documents shall be effective to create a binding agreement.

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 4 by their duly authorized representatives as of the Amendment No. 4 Effective Date.

Maxar Space LLC

DocuSigned by:

By: Corey Leal
0C4E1B7E37364BD

Name: Corey Leal
Title: SI CFO

EchoStar XXIV L.L.C.

By:______________
Name: Dean Manson
Title: Chief Legal Officer

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 4 by their duly authorized representatives as of the Amendment No. 4 Effective Date.

Maxar Space LLC

By:______________
Name: Corey Leal
Title: SI CFO

EchoStar XXIV L.L.C.

By:______________
Name: Dean Manson
Title: Chief Legal Officer